EIGHTH AMENDMENT
                                       TO
                        COAL PURCHASE AND SALES AGREEMENT

       This EIGHTH AMENDMENT is made and entered into as of July 1, 1996, between ORANGE AND ROCKLAND UTILITIES, INC., a New York corporation ("Buyer") and MASSEY COAL SALES COMPANY, INC., a
Virginia corporation ("Seller").

                                  RECITALS

       1. Buyer and Seller, together with Rawl Sales & Processing Company, Inc. ("Rawl"), an affiliate of Seller, entered into a Coal Purchase and Sales Agreement on March 9, 1984 (the "Agreement"), and have amended the Agreement on seven previous occasions, July 30, 1986, July 1986, September 1986, January 1987, January 1990,
July 1, 1991 and July 1, 1994.

       2. Buyer and Seller are mutually interested in continuing their relationship under the Agreement and agree to amend the Agreement to effect the amendments herein.


                                  AGREEMENT

       NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. Article I of the Agreement is deleted in its entirety and in substitution thereof a new Article I is added to read as follows:

                                    ARTICLE I
                       Amount of Coal - Term of Agreement

       1.1 Seller agrees to sell, and Buyer agrees to purchase, coal of the quality and in quantities hereinafter stated and
       upon the terms and conditions herein set forth.   Seller will
       deliver such coal to Buyer (f.o.b. cars at Seller's Mines (hereinafter defined)) for a period of twenty (20) years from July 31, 1987, subject to earlier termination as hereinafter provided.
       1.2 The quantity of coal to be sold by Seller to Buyer and purchased by Buyer from Seller hereunder shall be the lesser of (i) ninety percent (90%) of the total tonnage of coal delivered to the Lovett Plant and to off-site storage during each Contract Year or (ii) 630,000 Tons (hereinafter defined) of coal.
       Buyer shall have the option to purchase up to an additional 100,000 tons of coal per Contract Year from Seller. Buyer must exercise its option on or before June 1st for up to 50,000 tons and on or before December 1st for up to 50,000 tons. The optional tonnage shall be shipped at the then-current contract price.

       1.3 As used in this Agreement, the following terms shall have the meaning indicated:

       (1) "Contract Year" shall mean each 12-month period beginning on July 1, 1996, and ending on June 30, 1997, and for every 12-month period thereafter during the term of this Agreement.

       (2) "F.O.B. cars" means coal free on board railroad cars at Seller's Mines.

       (3) "Price per ton FOB cars" means the price of coal as loaded in railroad cars at Seller's Mines.

       (4) "Seller's Mines" means the Sidney Mines, the Rawl Mines, the Long Fork Mines and/or any alternate source(s) qualified pursuant to Article VI, herein.

       (5) "Shipment" means a trainload of coal, shipped from Seller's Mines in any single day.

       (6) "Ton" shall mean a net weight of 2,000 pounds avoir-dupois.

       (7) "Quality A Coal" shall mean that coal which at a minimum meets the quality specifications as stated in Article V, herein, under the heading Quality A Coal.

       (8) "Quality B Coal" shall mean that coal which at a minimum meets the quality specifications as stated in Article V, herein, under the heading Quality B Coal.

       (9) "Quality A Initial Price" shall mean $32.00 per ton
       F.O.B. cars at Seller's Mines for Quality A Coal, as set forth in Section 3.1 herein.

       (10) "Quality A Price" shall mean Quality A Initial Price as subsequently adjusted in accordance with Article III herein for Quality A Coal.

       (11) "Quality B Initial Price" shall mean $29.25 per ton
       F.O.B. cars at Seller's Mines for Quality B Coal, as set forth in Section 3.1 herein.



       (12) "Quality B Price" shall mean Quality B Initial Price as subsequently adjusted in accordance with Article III herein for Quality B Coal.

       (14) "Long Fork Mines" shall mean the Long Fork Preparation Plant in Belfry, Kentucky.

       (15) "Rawl Mines" shall mean the feeder mines for the Rawl
       Preparation Plant in LaVoy, West Virginia as further identified in Exhibit D hereto.

       (16) "Sidney Mines" shall mean the feeder mines for the Sidney Preparation Plant in Sidney, Kentucky as further identified in Exhibit A hereto, and which constitute the dedicated coal reserves underlying this Agreement.

       (17) "As Received" is an analytical term referring to an analysis of coal, including moisture content, in its natural conditions after washing, as opposed to a "dry basis", and has no reference to the receiving point of the coal.

       1.3 Buyer and Seller agree that effective July 1, 1996 coal supplied under this Agreement shall, at a minimum, meet the quality specifications for Quality B Coal as specified in
       Article V herein and shall be priced at the Quality B Initial Price or Quality B Price, as applicable, according to Article III herein. Buyer and Seller agree that Quality B Coal supplied hereunder shall originate from Seller's Mines. Price, as determined under Article III herein, shall be calculated according to the quality of coal requested by Buyer and, except as provided in Article IX herein, without regard to whether the coal actually delivered by Seller to Buyer exceeds the quality requested by Buyer.

       1.4 Buyer and Seller agree that upon ninety (90) days advanced written notice by Buyer to Seller, coal supplied under this Agreement shall, at a minimum, meet the quality specifications for Quality A Coal as specified in Article V herein and shall be priced at the Quality A Initial Price or Quality A Price, as applicable, according to Article III herein. Buyer and Seller agree that Quality A Coal supplied in accordance with Buyer's option to elect Quality A Coal at the Quality A Initial Price or Quality A Price, as applicable, may originate from Rawl Mines and/or from alternate source(s) qualified in accordance with Article VI herein. In the event Buyer has exercised its option to purchase Quality A Coal, Buyer shall have the right to switch back to Quality B Coal at the Quality B Price upon one hundred and twenty (120) days advanced written notice.



2. Article III of the Agreement is deleted in its entirety and in substitution thereof a new Article III is added to read as follows:

                                   ARTICLE III
                           Price and Price Adjustments

       3.1 Unless and until it is adjusted solely in accordance with the provisions hereinafter set forth in this Article III, effective as of July 1, 1996, the price per ton F.O.B. cars at Seller's Mines for all coal sold hereunder shall be $32.00 for Quality A Coal and shall hereinafter be referred to as "Quality A Initial Price" and $29.25 for Quality B Coal and shall hereinafter be referred to as "Quality B Initial
       Price", except as provided in Section 3.3(d) herein. After any such adjustments have been made in accordance with this
       Article III, the price per ton F.O.B. cars at Seller's Mines shall be the Quality A Initial Price or Quality B Initial Price, as adjusted, hereinafter referred to as Quality A
       Price and Quality B Price, as the case may be. The Quality A Initial Price and Quality B Initial Price, includes all costs associated with compliance with all Federal, State, and local laws and regulations as of the effective date of this Amendment as they are now interpreted and enforced in Producing District 8, as defined in the Federal Bituminous Coal Act of 1937, as amended. Notwithstanding the foregoing, Buyer shall only pay the Quality A Price in the event Buyer exercises its option to elect Quality A Coal at the Quality
       A Price in accordance with Article I herein.

       3.2 Seller shall give Buyer notice of any proposed adjustment hereunder of the Quality A Initial Price, or the then applicable Quality A Price, and Quality B Initial Price, or the then applicable Quality B Price, within thirty (30) days after the beginning of each calendar quarter as set forth in
       Article 3.3 (a) herein, together with all documentation required to permit Buyer to substantiate the adjustment.

       3.3 Beginning October 1, 1996, the Quality A Initial Price, or the then applicable Quality A Price, and Quality B Initial Price, or the then applicable Quality B Price, shall be subject to adjustment, on a quarterly basis, to reflect the total percentage change, increase or decrease, in the following indices, published by the U.S. Department of Labor, Bureau of Labor Statistics and the Bureau of Economic Analysis.

            (a) The total percentage change in the indices described below shall be multiplied by the Quality A Price and Quality B Price for the immediately preceding quarter, less the fixed cost portion of the price, to determine the change in the price for the current quarter. The fixed cost portion of the Quality A Price is $3.20 per Ton and the fixed cost portion of the Quality B Price is $2.92 per Ton. These fixed cost amounts shall remain fixed during the term of this Agreement unless the parties mutually agree otherwise.


       Component Description                     Component Weight

*    (a) Drills & Other Mining Machinery                6%
            (Index Code 1192-03)

***  (b) Implicit Price Deflator -                      22%
            Gross Domestic Product

**** (c) Average Hourly Earnings of                     33%
            Bituminous Coal and Lignite
            Workers (Index Code SIC 122)

*    (d) Industrial Commodities of                      27%
            Producer Price Index

*    (e) Mining Machinery Parts,                        6%
            Excluding Drills
            (Index Code 1192-5301)

**   (f) Industrial Power, Middle Atlantic              6%
            500 KW (Index Code 1481-132)


* These indices shall be taken from Table 6 - Producer Price
Indexes and percent change for commodity groupings and individual items in the Producer Price Index publication.

** This indice shall be taken from Table 5 - Producer Price Indexes for the net output of selected industries and their products in the Producer Price Index publication.

*** This indice shall be taken from the Economic Indicators publication.

**** This indice shall be taken from Table B-15 Average hours and earnings of production or nonsupervisory worker's on private nonfarm payrolls by detailed industry in the Employment and Earnings publication.


       (1) Said quarterly price adjustments shall be made on January 1, April 1, July 1 and October 1 of each year. For those indices defined in Component Descriptions (a), (d), (e) and
       (f) described above, the dates of the indices used to make the quarterly adjustment shall be as follows:

            Adjustment         Date of                  Publication
            Date               Index                    Date of Index

            January            October                  October
                               (of preceding year)      (of preceding year)

            April              January                  January

            July               April                    April

            October            July                     July

            The base index for the October 1, 1996 adjustment hereunder shall be that for April, l996.

       (2) The dates of the indices used to make said quarterly price adjustments involving the Average Hourly Earnings of Bituminous Coal and Lignite Workers (Index Code SIC 122) (as identified in Component Description (c) above) shall be as follows:

            Adjustment         Date of                  Publication
            Date               Index                    Date of Index

            January            September                November
                               (of preceding year)      (of preceding year)

            April              December                 February
                               (of preceding year)

            July               March                    May

            October            June                     August

            The base index for the October 1, 1996 adjustment hereunder shall be that for March, l996 published in May 1996.

       (3) The dates of the indices used to make said quarterly price adjustments involving the Implicit Price Deflator of the United States Gross Domestic Product (as identified in Component Description (b) above) shall be as follows:

            Adjustment         Date of                  Publication
            Date               Index                    Date of Index


            January            Second Quarter           October
                               (of preceding year)      (of preceding year)

            April              Third Quarter            January
                               (of preceding year)

            July               Fourth Quarter           April
                               (of preceding year)

            October            First Quarter            July

            The base index for the October 1, 1996 adjustment hereunder shall be that for the fourth quarter l995 as published in the April 1996 Economic Indicator.

       (4) As an illustration of the methodology for Quality B Coal, assume the following for October 1, 1996:

       Component         Percent     Weight of          Component Change
                         Change      Component          As Weighted

       (a)               0.95%       6%                 0.06%

       (b)               0.31%       22%                0.07%

       (c)               1.41%       33%                0.47%

       (d)               1.05%       27%                0.28%

       (e)               0.15%       6%                 0.01%

       (f)               0.47%       6%                 0.03%

                                                        0.88%

       The components, as weighted, increased by 0.88%. Based on this increase, the Quality B Initial Price of $29.25 per Ton will be increased by $0.23 to $29.48 or [{($29.25 - $2.92) x
       0.88%} + $29.25].

       It is understood by the parties that the quarterly percentage change in indices mentioned above shall be calculated using the current applicable calendar quarter and the immediately previous calendar quarter. There shall not exist a stationary base from which to measure any change in cost under this
       Section 3.3. See Exhibit B for an illustration of these provisions.


       (5)  Cost of Complying with New Federal, State or Local
            Regulations
                  (A) In the event of the imposition on or after July 1, 1996 by Federal, State, or local legislation or regulations, of any new requirements or change in the interpretation and enforcement of existing requirements that affect the cost of production of coal at Seller's Mines, either party hereunder may propose a change in the price of coal to be sold hereunder. Any such change shall be applied on a prospective basis only. The party proposing a change shall compute the change in cost per ton of coal produced resulting therefrom. The party proposing a change shall submit detailed documentation in support of its request for any such change. Seller and Buyer agree to negotiate an adjustment in the Quality A Price and Quality B Price, as applicable, to reasonably reflect such change in cost. Notwithstanding the foregoing, Seller and Buyer may agree to a tentative change in the Quality A Price and Quality B Price, as applicable, subject to retroactive adjustment, to be utilized until the parties agree on a reasonable final adjustment.

                  (B) In the event the Quality A Price or Quality B Price is adjusted pursuant to this Section 3.3(a)(5) by more than a cumulative adjustment of five percent (5%) in any one (1) Contract Year, Buyer may terminate this Agreement; provided, however, that Buyer shall not have the right to terminate this Agreement if Seller agrees to limit such price adjustment under this Section 3.3(a)(5) to the above-stated percentage increase. Seller shall have the right to accept the maximum change in price under the above-stated percentage limit and continue the Agreement.

       (b) Should any of the indices specified in Section 3.3(a) be discontinued, the parties hereto mutually determine that any of the indices have become inappropriate, or the basis of the calculations of such indices be modified, appropriate indices shall be substituted or adjustments made by mutual agreement of the parties hereto.

       (c) Seller agrees that the production and delivery of coal under this Agreement shall, at all times, be conducted efficiently and economically and in such manner that the costs thereof will be kept to a minimum consistent with good operating practices within the limits set by governmental regulations and proper mining and engineering techniques.

       (d)(1) The Quality A Price and Quality B Price, shall be subject to review by Buyer and Seller as of July 1, 1998, and every two (2) years thereafter (each such review date being hereinafter referred to as a "Review Date"). Sixty (60) days prior to each Review Date, Buyer and Seller shall begin negotiations in good faith to reach agreement on a new Quality A Price and Quality B Price effective as of the Review Date for the next succeeding two (2) year period, as adjusted according to the provisions of Section 3.3(a) of this Agreement. If Buyer and Seller are unable to reach agreement by the applicable Review Date, this Agreement shall automatically terminate one hundred twenty (120) days after the applicable Review Date unless Buyer and Seller agree otherwise in writing. During such one hundred twenty (120) day period, Seller shall deliver and Buyer shall accept the quantity of coal provided for in this Agreement at the Quality A Price or Quality B Price, as applicable prevailing on the last day immediately preceding the Review Date in question, subject to adjustment as provided for in Subsection 3.3(a) of this Agreement.

          (2) Notwithstanding Section 3.3(d)(1), if Buyer is willing to accept a ten percent (10%) increase in the Quality A Price and Quality B Price, or Seller is willing to accept a ten percent (10%) decrease in the Quality A Price and Quality B Price, the Quality A Price and the Quality B Price effective as of the applicable Review Date shall be increased by ten percent (10%) if acceptable to Buyer or decreased by ten percent (10%) if acceptable to Seller. The reduced or increased Quality A Price and Quality B Price shall be effective as of the Review Date for the next succeeding two
       (2) year period, as adjusted according to the provisions of
       Section 3.3(a) of this Agreement. If Buyer is limited to a ten percent (10%) price decrease by Seller on any Review Date, or if Seller is limited to a ten percent (10%) price increase by Buyer on any Review Date, then the party so limited shall not be limited in like manner on any subsequent Review Date for the remaining term of this Agreement.

3. ARTICLE V of the Agreement is deleted in its entirety and in substitution thereof a new Article V is added to read as follows:


                                    ARTICLE V
                                 Quality of Coal


       5.1 The coal to be purchased and sold hereunder shall conform to the following:


            (a)   Preparation and Top-Size

            Said coal shall be washed coal, free of extraneous materials, produced by surface or deep mining methods and meeting the specifications set forth in Section 5.1(b) of this Article V and having a maximum top-size of two inches.

            (b)   Quality Specifications

            (1) The "As Received" quality of the coal delivered hereunder, determined by sampling and analysis made in conformity with the provisions of Article VIII, shall be as follows:



            Representative Coal Specifications (As Received Basis)

                                     Quality A          Quality B
                                     Coal               Coal

            Moisture                  7.0%              7.0%
            Fixed Carbon             52.0%              52.0%
            Volatile Matter          33.0%              33.0%
            Ash                       8.0%              8.5%
            Hardgrove Grind          46                 43
            Ash Softening Temp. ("AST")
        (Initial Deformation         2700o F            2700o F
       in Reducing Atmosphere)
            Ash Fluid Temp.          2700o F            2700o F
            Sulfur (SO2)             1.0 lbs.           1.0 lbs.
                                     SO2/MMBtu max      SO2/MMBtu max.
            Btu/lb.                  13,000             12,950


            (2)   The level of sulfur dioxide in the coal (lbs. SO2/MM
            Btu) shall be calculated based on a 2.5% credit that Buyer anticipates for sulfur dioxide capture in ash in accordance with industry standards. The formula to be used for calculating SO2 in the coal is:

                  Lbs. SO2/MMBtu = 19.5 x % Sulfur x 1000
                                   ----------------------
                                           Btu/lb


       5.2 (a) It is agreed that Buyer shall have the right to reject any and all shipments which, based on the procedures defined in Article VIII, fail to meet any of the individual shipment rejection limits shown below:


               Individual Shipment Rejection Limits (As Received)

                                           Quality A          Quality B
                                           Coal               Coal

       Volatile Matter                     30.0% min.         30.0% min.
       AST (Initial Deformation
         in Reducing Atmosphere            2500o min.         2500o min.
       Sulfur (SO2)                        1.0 lbs.           1.0 lbs.
                                           SO2/MMBtu max.      SO2/MMBtu max.
       Moisture                            8.0% max.          8.0% max.
       Btu/lb                              12,800 min.        12,750 min.
       Hardgrove Grind                     See Below             ___

       ==========================================================

       Quality A
       Coal

       Moisture                      Above 7%                 7% and below
                                  (maximum 8%)
                                       or                           and
       Heat Content            Below 13,000 Btu/lb.            13,000 Btu/lb.
                          (minimum 12,800 Btu/lb)               and Above
                                      then                       then
       HGI                         46 or Above                45 Minimum*


       * This limit is subject to the exception that one shipment during any 90-day period can have an HGI of 44 minimum. The moisture associated with this shipment must be 7% or lower and the Btu content 13,000 Btu/lb. or higher. If a shipment having a 44 HGI is delivered, another shipment of 44 HGI may not be delivered for another 90 days.

       Any failure to meet the Individual Shipment Rejection Limits as determined by sampling and analysis made in conformity with
Article VIII shall be deemed material and shall trigger Buyer's rejection rights.

       Seller shall pay all freight, diversion, demurrage, testing and other expenses in connection with any such rejected shipment, or shipment found by Seller to be non-conforming unless such shipment is accepted by Buyer. Furthermore, Seller certifies that it will not make any shipment shown by sampling to exceed the maximum allowable SO2 levels.

       (b) In addition to the limits for individual shipments shown above, the delivered coal must meet the following specifications over each thirty (30) and ninety (90) day period:


                     30-Day Suspension Limits (As Received):

                                     Quality A                Quality B
                                     Coal                     Coal


                  Ash                10.0% max.               10.0% max.
                  Volatile           30.0% min.               30.0% min.
                  AST                2500o min.               2500o min.






                     90-Day Suspension Limits (As Received):

                                     Quality A                Quality B
                                     Coal                     Coal

                  Moisture           7.0% max.                8.0% max.
                  Btu/lb.            12,800 min.              12,800 min.
                  HGI                In accordance with       43 min.
                                     following formula:

                   Btu/lb. x HGI   greater than or equal to   600
                   -------------
                       1000


       If the coal delivered hereunder, as determined by sampling and analysis made in conformity with Article VIII, does not meet the Thirty (30) Day Suspension Limits on specifications on an average for a thirty (30) day period, or does not meet the Ninety
(90) Day Suspension Limits on specifications on average for a ninety (90) day period, Buyer shall thereupon have the right to suspend delivery under this Agreement until Seller furnishes reasonable assurance to Buyer in writing that the deviation from the specifications can and will be corrected. If Seller fails to promptly furnish reasonable assurance that such correction can and will be made within sixty (60) days after Buyer's suspension of deliveries (or within such longer period as shall be reasonably requested by Seller and agreed to by Buyer), or if corrections are not made within such sixty (60) day period (or such longer period agreed to by Buyer), Buyer shall have the right at any time thereafter to terminate this Agreement by giving written notice of such termination to Seller. Upon such termination Buyer shall stand discharged of any and all further obligations or liability under the terms of this Agreement or as a result of such termination, with the exception of paying for coal previously shipped and accepted by Buyer. Termination hereunder shall not constitute a waiver of any other rights or remedies that Buyer may have under this Agreement. Any deviation from the 30-Day Suspension Limits and/or the 90-Day Suspension Limits as determined by sampling and analysis made in conformance with Article VIII shall be deemed a material deviation from the quality specifications of the Agreement for which Buyer shall have the rights and remedies set forth in this section. If Buyer, after having suspended shipments for a period of one hundred eighty (180) days, has not elected to terminate this Agreement, then Seller shall have the option of terminating this Agreement by giving written notice of such termination within sixty (60) days after the expiration of such 180-day period. Nothing in this Section 5.2(b) shall be construed to relieve Seller of its obligation to conduct its mining and coal cleaning operations in a competent manner, consistent with good coal industry practices, so as to produce a product which will meet the specifications set forth in Section 5.1 above.

       The Thirty (30) Day and Ninety (90) Day Suspension Limits shall be calculated by the Buyer on a weighted average basis. In addition, the ninety (90) day weighted averages shall be computed on a rolling tri-monthly basis. For example, the ninety (90) day weighted average for the month of May shall consist of the deliveries during the months of March, April, and May. In a similar fashion, the ninety (90) day weighted average for the month of June shall consist of the deliveries actually completed at Buyer's plant during the months of April, May and June. Exhibit C sets forth illustrations of how the weighted average suspension limits shall be calculated hereunder.

       5.3 Seller shall apply material of quality, in a quantity, and by customary method reasonably acceptable to Buyer, without delaying loading, to inhibit the freezing of coal in railroad cars during periods of cold weather, or for other purposes deemed necessary by Buyer. Buyer shall provide Seller reasonable advance notice of the dates for commencement and termination of such application(s) during each Contract Year. Seller shall only invoice Buyer for Seller's actual cost of freeze-inhibiting material. Such costs shall be accounted for separately by Seller.


4. Article VI of the Agreement is deleted in its entirety and in substitution thereof a new Article VI is added to read as follows:


                                ARTICLE VI
                             Alternate Source

       Seller shall, at its sole option, have the right, but not the obligation, to supply all or a portion of the coal required under Article I hereof from other mines, provided that shipments from such mines shall (a) meet the quality specifications of this Agreement in accordance with Buyer's election of coal quality between Quality A Coal and Quality
       B Coal under Article I; (b) meet all the other requirements of this Agreement; (c) not result in higher cents/MMBtu delivered cost to Buyer of coal to be delivered to Buyer under this Agreement; (d) pass a burn test at the Lovett Plant to Buyer's reasonable satisfaction; and (e) not adversely affect Buyer's ability to meet tonnage requirements under its then-effective coal transportation agreements so as to increase the delivered price per ton of coal under such agreements or otherwise result in Buyer incurring penalties or other additional charges under such agreements.





5. Article VIII of the Agreement is deleted in its entirety and in substitution a new Article VIII is added to read as follows.


                               ARTICLE VIII
                          Sampling and Analysis of Coal

       The Seller shall be responsible for collecting and analyzing the source sample and, except as otherwise provided in this Agreement, the results thereof shall be accepted and used for the "As Received" quality and characteristics of the coal delivered under this Agreement. The source sample is the sample taken by an automatic sampler at the FOB loading point at Seller's Mines, before the shipment is shipped, in accordance with the American Society for Testing and Materials ("ASTM") approved method or such other method mutually agreed to by Buyer and Seller. Car top sampling shall not be allowed, except on the occasions when the automatic sampling equipment becomes inoperative, as hereinafter provided for. All analyses shall be performed in accordance with methods approved by ASTM unless otherwise mutually agreed to by Buyer and Seller. All sampling and analyses shall be performed at the point of delivery at Seller's Mines at Seller's expense, except as hereinafter provided. Buyer shall have the right to have a representative at any and all times to observe the sampling and analysis, and to take check samples for further analysis. Buyer may also analyze samples taken by Seller.

       If Buyer questions Seller's automatic sampling equipment or procedures for sampling and/or analyzing coal as not resulting in accurate sampling and/or analytical determinations of coal quality at point of sampling, Buyer shall have the right to require that such equipment and procedures be evaluated by a competent third party mutually chosen and paid for equally by Seller and Buyer. If deficiencies are found by such third party, Seller shall be required immediately to have appropriate corrections made at Seller's cost.

       In the event that the automatic sampler becomes inoperative, and less than eighty (80) percent of the required tonnage for a shipment is sampled utilizing the automatic sampler, Buyer shall have the option to require Seller's laboratory to car top sample the remainder of the shipment or Buyer may utilize their own outside lab representative to car top sample the remainder of the shipment. In the event Buyer exercises this option, Seller shall bear the cost of sampling and analysis and the sample shall be handled as if taken by Seller and shall be accepted as the quality and characteristics of the coal "As Received" hereunder. In the event Buyer elects not to sample such shipment, then the weighted average coal quality of shipments delivered during the same calendar month (or the immediately preceding month if no shipments have been made during the current month) as such shipment will apply for calculation of coal quality price adjustments for such shipment.

       Seller shall, within two business days of loading Buyer's Shipment, furnish Buyer with a facsimile report showing the coal quality and quantity of said Shipment, railroad car numbers and the name of the mine or mines supplying the coal.

       Buyer and Seller mutually agree that it is essential to this Agreement that representative samples and accurate analysis of the coal be obtained. To insure this, Seller shall take at least three increments from every car during normal loading of cars; and from those increments there shall be made one composite sample.

       The sample taken by Seller shall be divided into three (3) parts and put into airtight containers, properly labeled and sealed. One part shall be used for analysis by Seller, one part shall be immediately sent to Buyer or its designated representative and one part ("Referee Sample") shall be retained by Seller. All samples retained by Seller shall be kept, under proper storage conditions, for a period of at least sixty (60) days. The Referee Sample shall be weighed during preparation before storage, and if later analyzed, it shall be weighed again with any weight loss indicated in the analysis as moisture content. Buyer shall be given timely copies of all analyses made by Seller. Unless Seller or Buyer requests a Referee Sample analysis, Seller's analysis shall be used to determine the quality of the coal delivered hereunder. If for any reason Seller fails to sample and provide an analysis for any shipment, then Buyer's independent sample and analysis for said Shipment shall be deemed to have been accepted by Seller.

       In the event that either Buyer or Seller questions the correctness of Seller's analysis, than Buyer or Seller shall have the right to have the Referee Sample analyzed by an independent testing laboratory selected by Buyer from an agreed-to list of such laboratories, not including a laboratory used by either party on the original sample. Said laboratory shall use methods approved by ASTM or such other procedures as may be accepted in writing by Buyer and Seller.

       The parameters for determining the acceptability of an analysis and use of the Referee Sample shall be in accordance with ASTM reproducibility standards, except for BTU and HGI specifications. The results of duplicate determinations carried out by different laboratories on representative samples taken from the same bulk sample after the last stage of reduction will be considered suspect if any of the analytical determinations differ by more than the reproducibility standards set by ASTM, except for BTU specifications where if the "As Received" BTU differs between analyses by more than 100 Btu's, the Referee Sample shall be sent out. If the analysis obtained by the independent laboratory selected by Buyer meets the ASTM reproducibility standards and/or the "As Received" BTU between different analyses is within 100 Btu's, then Seller's original analysis shall be binding on the parties with regard to both coal quality and rejection and suspension limits. However, in the event that the analysis obtained by the independent laboratory does not meet the ASTM reproducibility standards and/or the "As Received" Btu between analyses differs by more than 100 Btu's, then the analysis obtained by said independent laboratory shall be binding on the parties with regard to coal quality and rejection and suspension limits.

       If the correctness of the grind (HGI) is questioned, the Referee Sample shall be divided three (3) ways and tested by three (3) independent laboratories to be selected from a previously established list of mutually acceptable laboratories. The average of the results shall govern.

       No variations in the minimum specifications for grind (HGI) are permitted due to error tolerances under the ASTM standards or as assumed by testing laboratories. However, if the standards used by ASTM for evaluating grind (HGI) are changed, the parties agree that the minimum specifications herein set forth shall be adjusted to maintain a comparable minimum specification using the new ASTM standards.

       The cost of the analysis made by the independent testing laboratory shall be borne by the Seller unless: (a) Seller's analysis is confirmed to meet ASTM reproducibility standards or (b) the "As Received" Btu between different analyses is within 100 Btu's; or (c) the grind average of the three independent testing laboratories confirms the Seller's analysis, in which cases Buyer shall bear the cost of the analyses made on the Referee Sample by the independent laboratory.

6. Article IX of the Agreement is deleted in its entirety and in substitution a new Article IX is added to read as follows:


                               ARTICLE IX
              Compensation for Variations in Heating and Ash Values

       9.1 Compensation for variations in heating value for coal purchased and sold hereunder shall be determined in accordance with the following:

            (a)  The F.O.B. Seller's Mines price provided for in
            Article III ("Price and Price Adjustment") is based on coal with a heating value as shown in the quality specifications of Section 5.1 (b), namely 13,000 "As Received" Btu per pound for Quality A Coal and 12,950 "As Received" Btu per pound for Quality B Coal. In accordance with the sampling and analysis procedures set forth in
            Article VIII ("Sampling and Analysis of Coal"), the average "As Received" Btu per pound of coal shipped hereunder during each calendar quarter during the term of this Agreement shall be calculated. Compensation to either Buyer or Seller, as the case may be, for variation in the weighted average heating value of the coal delivered during each calendar quarter shall be determined as follows:


            (1) If the weighted average "As Received" Btu for any calendar quarter is greater than 13,050 Btu per pound for Quality A Coal or for Quality B Coal, the additional compensation to Seller shall be computed in accordance with the following formula:

                  C = P x T x              B                     - 1
                   S               -----------------------------
                                   (13,000 for Quality A Coal or
                                     12,950 for Quality B Coal)


            (2) If the weighted average "As Received" Btu for any calendar quarter is less than 12,950 Btu per pound for Quality A Coal or less than 12,850 Btu per pound for Quality B Coal, the compensation to Buyer shall be computed in accordance with the following formula:

                  C = P x T x   1 -           B
                   B                 -------------------------------
                                     (13,000 for Quality A Coal or
                                           12,950 for Quality B Coal)

            (b)  In the above formula:

                  C =    Total compensation to Seller.
                   S

                  C =    Total compensation to Buyer.
                   B

                  P =    Quality A Price or Quality B Price, as
                         applicable, for the applicable calendar
                         quarter.

                  B = The weighted average "As Received" Btu for the applicable calendar quarter.

                  T =    The total tonnage shipped during the
                         applicable calendar quarter.


       9.2 Within thirty (30) days after the end of each calendar quarter, Seller shall calculate the three-month average "As Received" Btu (subject to Buyer's verification) and the compensation to Seller or Buyer, as the case may be, in accordance with Section 9.1 and shall forward the calculation to Buyer. Seller shall issue an invoice for payment by Buyer if the compensation is to Seller or shall issue a credit memorandum (or cash payments with respect to the final quarter of this Agreement) to Buyer if the compensation is to Buyer.


       9.3 The initial price is based upon Seller supplying coal with an ash content ("Ash Value") of eight percent (8%) by weight of the "As Received" analysis for each shipment of Quality A Coal and an ash content ("Ash Value") of eight and one-half percent (8.5%) by weight of the "As Received" analysis for each shipment of Quality B Coal. The Ash Value of the coal sold hereunder may vary, and the Quality A Price and Quality B Price shall be adjusted in proportion to such variance as follows:


            For coal having an Ash Value greater than eight percent (8%) for Quality A Coal or greater than nine and one-half percent (9.5%) for Quality B Coal, the price shall be reduced at a rate of $0.30 per ton per one percent (1%) in excess of eight percent (8%) for Quality A Coal and nine and one-half percent (9.5%) for Quality B Coal.

            For coal having an Ash Value less than eight percent (8%) for Quality A Coal or less than seven and one-half percent (7.5%) for Quality B Coal, the price shall be increased at a rate of $0.30 per ton per one percent (1%) below eight percent (8%) for Quality A Coal and seven and one-half percent (7.5%) for Quality B Coal.

       9.4 Within thirty (30) days after the end of each calendar quarter, Seller shall calculate the three-month average Ash Value (subject to Buyer's verification) and the compensation to Seller or Buyer, as the case may be, in accordance with
       Section 9.3 and shall forward the calculation to Buyer. Seller shall issue an invoice for payment by Buyer if the compensation is to Seller or shall issue a credit memorandum (or cash payments with respect to the final quarter of this Agreement) to Buyer if the compensation is to Buyer.


7. Article X of the Agreement is deleted in its entirety and in substitution thereof a new Article X is added to read as follows:

ARTICLE X
                                Terms of Payment

       10.1 On or before the twenty-fifth (25th) day of each month during the term of this Agreement, Seller shall render a statement to Buyer for the total volume of coal shipped under this Agreement between the first (1st) day and the fifteenth
       (15th) day of the current month. Buyer shall pay to Seller, on or before the fifth (5th) day of the following month the amount due on Seller's statement. All such payments shall be made by wire transfer directed to a bank account designated by Seller.

       On or before the eleventh (11th) day of each month during the term of this Agreement, Seller shall render a statement to Buyer for the total volume of coal shipped under this Agreement between the sixteenth (16th) day and the last day of the preceding month. Buyer shall pay to Seller, on or before the twenty-first (21st) day of each month the amount due on Seller's statement. All such payments shall be made by wire transfer directed to a bank account designated by Seller.

       10.2 If Buyer fails to pay when due the amount of any statement rendered by Seller, interest thereon shall accrue from the due date until the date of payment, at the then current prime rate of interest charged by Citibank, N.A. to its commercial and industrial borrowers. This paragraph 10.2 shall not bar either Party from asserting any other remedy it may have at law or in equity.

       10.3 If presentation of a statement by Seller is delayed after the eleventh (11th) and/or the twenty-fifth (25th) day of a month, then the time for payment shall be extended by the same number of days that the statement by Seller is delayed at no interest correspondingly, unless Buyer is responsible for such delay.

8.     Article XI of the Agreement is amended by deleting subsection
11.4 thereof in its entirety and substituting therefor new subsection 11.4 to read as follows:

       11.4 The partial or complete limitation of performance referred to in this Article XI shall not invalidate the remainder of the Agreement or reduce the tonnages to be purchased and sold in subsequent periods, and upon removal of the cause of such suspension, shipments shall be resumed at the specified rates.

9. Article XIV of the Agreement is deleted in its entirety and in substitution thereof a new Article XIV is added to read as follows:


                                ARTICLE XIV
                                 Reserves

       14.1 The coal reserves owned by or otherwise available to Seller, and from which the coal to be shipped hereunder is to be produced, are located in the vicinity of Pike County, Kentucky on the Norfolk Southern Railway and are part of the mining properties constituting the Sidney Mines. The total quantity of suitable and economically recoverable coal of the quality required to meet Seller's minimum obligation to Buyer under this Agreement is 6.9 million tons. Seller shall dedicate a minimum of 6.9 million tons of its and/or its affiliates' or subsidiaries' suitable, economically recoverable coal reserves at Sidney Mines for production over the term of, and for the purpose of meeting Seller's obligations under this Agreement. Seller, its affiliates' or subsidiaries' shall not enter into other agreements for the production and sale of coal from the above reserves which production and sale would reduce or impair the reserves required to meet Seller's obligations under this Agreement.

       14.2 The above reserves may be reduced each calendar year by the maximum amount of coal that Seller could have been required to deliver to Buyer during said calendar year.

       14.3 Buyer shall have the right from time to time, with reasonable frequency and upon reasonable notice, to audit at Buyer's expense (1) said reserves owned by or otherwise available to Seller and (2) the commitments of Seller, its affiliates and/or subsidiaries for the purpose of determining if Seller has sufficient reserves available to it which are not otherwise committed to comply with the reserve requirements of this Agreement. Buyer may at its discretion have any such audit conducted by an independent firm or firms reasonably acceptable to Seller.

       14.4 If, during the term of this Agreement, Seller, its affiliate(s), subsidiaries and/or parent, enter into any other agreements for the production and/or sale of coal from the Sidney Mines' reserves and/or for the sale or lease of the reserves themselves or interest(s) therein which production, sale, and/or lease would reduce or impair the reserves required to meet Seller's obligation under this Agreement, in addition to any and all remedies Buyer shall have in law or equity, Buyer shall have the right, but not the obligation to terminate this Agreement. Notwithstanding the foregoing, in the event Seller (i) demonstrates in advance to the reasonable satisfaction of Buyer by acceptable engineering data that any one or more of Seller's Mines, other than the Sidney Mines, have sufficient coal reserves to produce and deliver that amount of Quality A Coal or Quality B Coal, as applicable, dedicated under Section 14.1, as reduced in accordance with Section 14.2, and (ii) Seller executes an amendment substituting such one or more of Seller's Mines for Sidney's Mines as the dedicated reserve under Article 14; the sale of Sidney's Mines or the interest, if any, of Seller, its affiliates, subsidiaries or parent therein shall not constitute a breach of this Agreement and Seller shall have no right to terminate this Agreement. Provided, however, nothing herein shall be construed to prohibit Seller, its affiliate(s), subsidiaries and/or parent from a sale of the Sidney Mines' reserves or Seller's, its affiliate(s)', subsidiaries' and/or parent's interests therein, which is accompanied by an assignment of this Agreement in conformance with the terms and conditions of
       Article XX to the purchaser of such reserves or interests therein.

       14.5 If, during the term of this Agreement, Seller enters into an agreement with a domestic electric utility to sell washed coal from Seller's Mines at a base price more than 10% below the then current Quality A Price or Quality B Price as applicable, and such agreement (a) specifies (1) the same or higher heating value (Btu/lb.), (2) the same or lower ash content, (3) the same or lower sulfur dioxide (SO2) content, and (4) the same or lower moisture content than specified under Section 5.1 (b), and (b) is on terms and conditions comparable to the terms hereof, including a term of ten (10) years or more and a quantity of 630,000 tons per year or more, then Seller shall give written notice of such agreement to Buyer within sixty (60) days of the execution thereof. Buyer shall have the right to require Seller to decrease the Quality A Price or Quality B Price hereunder, as applicable, within sixty (60) days of Seller's notice, to match the base price of the other agreement.

10.  A new Article XXVI is added to the Agreement as follows:


                               ARTICLE XXVI
                  1.5 lbs. SO2/MMBtu Coal Purchase Option

       26.1 Buyer and Seller agree that upon forty-five (45) days advanced written notice, Buyer shall have the right to elect to receive 1.5 lbs. SO2/MMBTU coal from Seller's Mines for a period not to exceed sixty (60) days without Seller's prior consent, provided, however, Buyer shall have the right to elect to receive 1.5 lbs. SO2/MMBTU coal a minimum of two (2) times per year.

       26.2 Buyer and Seller agree that upon Buyer's advanced written notice to Seller that it intends to exercise its option to purchase 1.5 lbs. SO2/MMBTU coal, Buyer and Seller will negotiate a mutually acceptable price to be paid for the
       1.5 lbs. SO2/MMBtu coal. Any coal purchased pursuant to this
       Article XXVI shall apply to Buyer's contract volume requirement under Article I of the Agreement. Seller shall not be required to deliver such coal in any amounts greater than the proportionate monthly Tonnages as required for Quality A Coal or Quality B Coal under this Agreement.

11.  A new Article XXVII is added to the Agreement as follows:

                               ARTICLE XXVII
                            DEC Permit Revision

       27.1 Buyer and Seller agree that during the term of this Agreement the Buyer's New York State Department of Environmental Conservation Operating Permit for the Lovett Plant may be changed to allow the Buyer to burn coal with a higher sulfur content. If Buyer obtains a revised operating permit from the New York State Department of Environmental Conservation ("Revised Operating Permit"), then upon forty-five (45) days advanced written notice from Buyer to Seller, Seller agrees to supply Buyer with the higher sulfur coal consistent with Buyer's Revised Operating Permit for the remainder of the term of the Agreement, subject to earlier termination as provided in this Agreement.

       27.2 Buyer and Seller agree that upon Buyer's advanced written notice to Seller that it has obtained a Revised Operating Permit, Buyer and Seller shall negotiate a new mutually acceptable Initial Price under Article III to be paid for the higher sulfur coal under this Agreement, provided; however, all other provisions of Article III herein shall continue to apply to the new Initial Price for the higher sulfur coal. Buyer and Seller agree to revise Article III of this Agreement to reflect the new Initial Price and to revise other terms and conditions of the Agreement as necessary to reflect the higher sulfur quality specifications of the coal and the source(s) to be used to supply such coal hereunder.


12.  The Supplemental Agreement between Buyer and Seller, dated
July 1, 1994, is cancelled effective July 1, 1996.



13. Except as amended hereby, and as previously amended, the Agreement shall remain in full force and effect.


       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first written above.





            ORANGE AND ROCKLAND UTILITIES, INC.
            (BUYER)


            By ___________________________________            Date ___________

                  George V. Bubolo, Jr.
                  Division Vice-President -
                   Engineering & System Operations





            MASSEY COAL SALES COMPANY, INC.
            (SELLER)


            By ___________________________________            Date ___________

                  Thomas A. McQuade
                  Senior Vice President

EXHIBIT A

Sidney Mines
                        Pike County, Kentucky Properties




                              [MAP ATTACHED HERETO]

                                                                                     Page 1 of 2

Exhibit B

Quarterly Price Adjustment
Orange and Rockland/Massey Coal Sales
October 1, 1996

Quality A Coal
                                         Previous Quarter                 Current Quarter
                                          July 1996                       October 1996
Index
                                            Date      Index                  Date      Index

Drills & Other Mining Machinery             4/96      136.30                 7/96      137.60
1192-03


Implicit Price Deflator                4th Qtr. 1995  127.90            1st Qtr. 1996  128.30
Gross Domestic Product


Average Hourly Earnings of Bituminous       3/96       18.40                 6/96       18.66
Coal & Lignite Workers SIC 122


Industrial Commodities                      4/96      124.00                 7/96      125.30
of Producer Price Index


Mining Machinery Parts, Excluding           4/96      131.90                 7/96      132.10
Drills, 1192-5301

Industrial Power, 500 KW                    4/96      105.30                 7/96      105.80
4981-132

                   Index/Cost    Change    Percent  Weight of             Component Change
                    Component              Change   Component             as Weighted

                  PPI 1192-03     1.3000     0.0095        6%                 0.0006

                  IPD-GDP         0.4000     0.0031       22%                 0.0007

                  SIC 122         0.2600     0.0141       33%                 0.0047

                  PPI-IC          1.3000     0.0105       27%                 0.0028

                  PPI 1192-5301   0.2000     0.0015        6%                 0.0001

                  4981-132        0.5000     0.0047        6%                 0.0003


                                                             Total            0.0088


                                         % Increase (Decrease)                0.0088

                                         Previous Price ($32.00) less         $28.80
                                           Fixed Cost ($3.20)

                                         Quarterly Adjustment                  $0.25

                                         New Price Effective 10/1/96          $32.25
                                         (inclusive of fixed cost)

Note: Indices shown are not actuals, used for illustration purposes only.

                                                                                     Page 2 of 2
Exhibit B

Quarterly Price Adjustment
Orange and Rockland/Massey Coal Sales
October 1, 1996

Quality B Coal
                                         Previous Quarter                 Current Quarter
                                          July 1996                       October 1996
Index
                                            Date      Index                  Date      Index

Drills & Other Mining Machinery             4/96      136.30                 7/96      137.60
1192-03


Implicit Price Deflator                4th Qtr. 1995  127.90            1st Qtr. 1996  128.30
Gross Domestic Product


Average Hourly Earnings of Bituminous       3/96       18.40                 6/96       18.66
Coal & Lignite Workers SIC 122


Industrial Commodities                      4/96      124.00                 7/96      125.30
of Producer Price Index


Mining Machinery Parts, Excluding           4/96      131.90                 7/96      132.10
Drills, 1192-5301

Industrial Power, 500 KW                    4/96      105.30                 7/96      105.80
4981-132

                   Index/Cost    Change    Percent  Weight of             Component Change
                    Component              Change   Component             as Weighted

                  PPI 1192-03     1.3000     0.0095        6%                 0.0006

                  IPD-GDP         0.4000     0.0031       22%                 0.0007

                  SIC 122         0.2600     0.0141       33%                 0.0047

                  PPI-IC          1.3000     0.0105       27%                 0.0028

                  PPI 1192-5301   0.2000     0.0015        6%                 0.0001

                  4981-132        0.5000     0.0047        6%                 0.0003


                                                             Total            0.0088


                                         % Increase (Decrease)                0.0088

                                         Previous Price ($29.25) less         $26.33
                                           Fixed Cost ($2.92)

                                         Quarterly Adjustment                  $0.23

                                         New Price Effective 10/1/96          $29.48
                                         (inclusive of fixed cost)

Note: Indices shown are not actuals, used for illustration purposes only.

EXHIBIT C

a) Illustration of 30 Day Weighted Average Calculation

30 Day Weighted Averages
July 1996


Coal     Train                    Arrival                                                           Ash Soft         Ash Soft
Vendor   Number         Mine      Date   Tonnage     Ash         Ash %      Volatile  Volatiles %   Temperature    Temperature %

Massey   UOR-2          Rawl      7/02/96  9325.45    6.52     60,801.93    33.63      313,614.88     2800         26,111,260.00
         UOR-4          Rawl      7/08/96  9252.95    6.81     63,012.59    32.96      304,977.23     2800         25,908,260.00
         UOR-6          Rawl      7/12/96  9119.05    6.43     58,635.49    33.42      304,758.65     2800         25,533,340.00
         UOR-8          Rawl      7/25/96  8983.15    6.21     55,785.36    31.96      287,101.47     2800         25,152,820.00

Total                                    36,680.60            238,235.38             1,210,452.24                 102,705,680.00




                       Total             Weighted Average

Tonnage                 36,680.60
Ash                    238,235.38            6.49
Volatiles            1,210,452.24           33.00
Ash Soft Temp.     102,705,680.00        2,800.00


Note: Figures shown are not actuals; used for illustration purposes only.

b)Illustration Of 90 Day Weighted Average Calculation

90 Day Weighted Averages
July 1996- September 1996


Coal     Train                  Arrival
Vendor   Number        Mine     Date    Tonnage    Grind       Grind %     BTU          BTU %       Moisture   Moisture %
Massey   UOR-2         Rawl     7/02/96   9325.45      46    428,970.70    13,002  121,249,500.90    6.85      63,879.33
         UOR-4         Rawl     7/08/96   9252.95      46    425,635.70    13,205  122,185,204.75    6.39      59,126.35
         UOR-6         Rawl     7/12/96   9119.05      47    428,595.35    13,265  120,964,198.25    6.70      61,097.64
         UOR-8         Rawl     7/25/96   8983.15      45    404,241.75    13,150  118,128,422.50    6.44      57,851.49
         UOR-10        Rawl     8/06/96   9120.25      46    419,531.50    13,158  120,004,249.50    6.38      58,187.20
         UOR-12        Rawl     8/11/96   9337.65      48    448,207.20    13,126  122,565,993.90    6.30      58,827.20
         UOR-14        Rawl     8/16/96   9102.65      48    436,927.20    13,201  120,164,082.65    6.40      58,256.96
         UOR-16        Rawl     8/22/96   8903.90      46    409,579.40    13,148  117,068,477.20    6.49      57,786.31
         UOR-18        Rawl     9/02/96   9103.65      47    427,871.55    13,267  120,778,124.55    6.51      59,264.76
         UOR-20        Rawl     9/12/96   9037.65      47    424,769.55    13,209  119,378,318.85    6.89      62,269.41
         UOR-22        Rawl     9/20/96   9138.15      46    420,354.90    13,231  120,906,862.65    6.52      59,580.74
         UOR-24        Rawl     9/30/96   9015.75      48    432,756.00    13,109  118,187,466.75    6.56      59,143.32

Total                                  109,440.25          5,107,440.80          1,441,580,902.45             715,270.69




                      Total            Weighted Average

Tonnage              109,440.25
Grindability       5,107,440.80           46.67
BTU            1,441,580,902.45       13,172.31
Moisture             715,270.69            6.54


Grind Matrix                             614.74


Note: Figures shown are not actuals; used for illustration purposes only.

EXHIBIT D

                                   Rawl Mines
                     Mingo County, West Virginia Properties




                              [MAP ATTACHED HERETO]